Exhibit 7.2

        FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental Indenture"), dated as of April 20, 2005, among Hudson Bay Mining and Smelting Co., Limited, a corporation existing under the laws of Canada and the resulting company from the Amalgamation referred to below ("HBMS"), Hudson Bay Exploration and Development Company Limited ("HBED"), as Guarantor, and The Bank of New York, as trustee (the "Trustee").

W I T N E S S E T H

        WHEREAS, on December 21, 2004, Hudbay Mining and Smelting Inc. (the "Company") acquired from Anglo American International, S.A. (the "Acquisition") all of the issued and outstanding shares of 152640 Canada Inc. ("152640 Canada");

        WHEREAS, the Company, 152640 Canada, Hudson Bay Mining and Smelting Co., Limited ("Original HBMS") and HBED (each of 152640 Canada, Original HBMS and HBED a "Guarantor" and together the "Guarantors") and the Trustee executed an indenture dated as of December 21, 2004 (the "Indenture") providing for the issuance by the Company of 9 5/8% Senior Secured Notes due January 15, 2012 (the "Notes") unconditionally guaranteed by the Guarantors pursuant to Guarantees provided for in the Indenture;

        WHEREAS, on December 21, 2004, the Company, 152640 Canada and Original HBMS amalgamated under the Canada Business Corporations Act (the "Amalgamation") in accordance with Section 5.01 of the Indenture;

        WHEREAS, pursuant to Section 12.05(e) of the Indenture, upon the amalgamation of a Guarantor with or into the Company, if the person formed by the such amalgamation (if other than the Company) assumes all of the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement (all such obligations of the Company, the "Assumed Obligations") pursuant to Section 5.01(a)(ii) of the Indenture, the Guarantee of such Guarantor shall be released;

        WHEREAS, effective upon the consummation of the Amalgamation, HBMS has by operation of Canadian law assumed the Assumed Obligations in accordance with Section 5.01(a)(ii) of the Indenture and now wishes to release the Guarantees of 152640 Canada and Original HBMS pursuant to Section 12.05(e) of the Indenture; and

        WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture;

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, HBMS, HBED and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

        1.    DEFINITIONS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The rules of construction set forth in Section 1.04 of the Indenture shall apply to this First Supplemental Indenture mutatis mutandis. On and after the effectiveness of this First Supplemental Indenture, each reference in the Indenture to "this Indenture", "herein", "hereof", "hereunder" and other words of similar import shall mean and be a reference to such Indenture as a whole, as modified by this First Supplemental Indenture, and not to any particular Article, Section, clause or other subdivision.

        2.    ASSUMED OBLIGATIONS. HBMS hereby acknowledges that, effective upon the consummation of the Amalgamation, by operation of Canadian law, it has assumed all of the Assumed Obligations. From and after the consummation of the Amalgamation, all references in the Notes, the Indenture (including, for the avoidance of doubt, the Guarantees contained in the Indenture and the notations of Guarantees endorsed on the Notes) and the Registration Rights Agreement to "the Company" shall be deemed to be references to "HBMS".

        3.    TERMINATION AND RELEASE OF GUARANTEES. The Guarantees of, and the notations of such Guarantees endorsed on each of the Notes pursuant to Section 12.03 of the Indenture by, each of 152640 Canada and Original HBMS are hereby terminated and released in full for all purposes under the Indenture and the Notes notwithstanding any provision contained therein providing for the reinstatement thereof under certain circumstances; such Guarantees and notations of Guarantees shall have no further force or effect and neither 152640 Canada nor Original HBMS shall have any further liability or obligation thereunder whatsoever.

        4.    FURTHER ASSURANCES. The Trustee agrees to take, and to cause the Collateral Agent to take, such further actions as HBMS shall reasonably request in connection herewith to evidence the termination and release of Guarantees herein contained.

        5.    EFFECT OF FIRST SUPPLEMENTAL INDENTURE. This First Supplemental Indenture is a supplemental indenture within the meaning of Section 9.01 of the Indenture, and the Indenture shall be read together with this First Supplemental Indenture and shall have the same effect over the Notes and the Guarantees as if the provisions of the Indenture and this First Supplemental Indenture were contained in the same instrument. The Indenture (including, for the avoidance of doubt, the Guarantee by HBED contained therein), as modified by this First Supplemental Indenture, is and shall continue to be in full force and effect and is hereby ratified and confirmed.

        6.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or in respect of the recitals contained herein, all of which recitals are made solely by HBMS and HBED, as Guarantor.

        7.    SUCCESSORS. All agreements of HBMS in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

        8.    NO WAIVER. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this First Supplemental Indenture shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this First Supplemental Indenture at law, in equity, by statute or otherwise.

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        9.    MODIFICATION. No modification, amendment or waiver of any provision of this First Supplemental Indenture, nor the consent to any departure by HBMS therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

        10.    MISCELLANEOUS. All notices, requests, demands or other communications pursuant to this Article Ten shall be made in accordance with Section 14.02 of the Indenture.

        11.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

        12.    COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        13.    SEVERABILITY. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        14.    GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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        IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

HUDSON BAY MINING AND SMELTING CO., LIMITED
By:	/s/ John L. Knowles Name: John L. Knowles Title: Vice President and Chief Financial Officer

HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED, as Guarantor
By:	/s/ John L. Knowles Name: John L. Knowles Title: Treasurer

THE BANK OF NEW YORK, as Trustee
By:	/s/ Michael Pitfick Name: Michael Pitfick Title: Vice President